UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 26, 2006

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

ITEM 2.02 Results of Operations and Financial Condition

On January 26, 2006 registrant issued a press release entitled “Halliburton Announces Full Year and Fourth Quarter Results.”

The text of the Press Release is as follows:

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HALLIBURTON ANNOUNCES FULL YEAR AND FOURTH QUARTER RESULTS
$4.54 full year 2005 earnings per diluted share
and $2.08 fourth quarter 2005 earnings per diluted share

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that income from continuing operations for the full year of 2005 was $2.4 billion, or $4.54 per diluted share, which represents a $2.0 billion, or $3.67 per diluted share, improvement from the prior year. Net income in 2005 was $2.4 billion, or $4.54 per diluted share, compared to the 2004 net loss of $1.0 billion, or $2.22 per diluted share. The 2004 net loss included a $1.4 billion, or $3.09 per diluted share, loss from discontinued operations related to the settlement of asbestos and silica liabilities. Annual operating income more than tripled to $2.7 billion in 2005.

Both income from continuing operations and net income in the fourth quarter of 2005 were $1.1 billion, or $2.08 per diluted share, of which $540 million, or $1.02 per diluted share, is related to a reduction in a deferred tax asset valuation allowance. This compares to income from continuing operations of $181 million, or $0.40 per diluted share, in the fourth quarter of 2004. Net loss for the fourth quarter of 2004 of $203 million, or $0.46 per diluted share, included a net loss from discontinued operations of $384 million, or $0.86 per diluted share, related to the asbestos and silica settlement.

Consolidated revenue in the fourth quarter of 2005 was $5.8 billion, up 12% from the fourth quarter of 2004. This increase was largely attributable to higher activity in the Energy Services Group (ESG), partially offset by lower revenue in KBR primarily on government services projects in the Middle East.

Consolidated operating income was $779 million in the fourth quarter of 2005 compared to $346 million in the fourth quarter of 2004, a 125% increase. ESG experienced strong performance reflecting increased rig activity, higher utilization of assets, and increased pricing. In addition, fourth quarter of 2005 operating income included a $24 million gain related to a patent infringement case settlement. KBR’s performance improved in both the Government and Infrastructure (G&I) segment and the Energy and Chemicals (E&C) segment. KBR’s operating income in the fourth quarter of 2004 was negatively impacted by a $22 million charge related to restructuring.

During the fourth quarter of 2005, Halliburton realized a $540 million contribution to net income from the reversal of the deferred tax asset valuation allowance related to the asbestos and silica settlement. This change is due to an increase in expected domestic taxable income in 2006 and beyond. The valuation allowance was originally established because the company believed it was more likely than not that a portion of the tax benefit associated with the charge for the asbestos and silica settlement would not be realized. Subsequently, significant upward revisions of estimated future United States taxable income have made it likely that these tax benefits will be realized.

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Halliburton/Page 2

“Our fourth quarter performance was outstanding for both the ESG and KBR. ESG’s fourth quarter revenues grew 10% from the third quarter and operating margins grew to 23.8 percent, a 200 basis point increase. This demonstrates our customers’ willingness to pay a premium for our technological expertise that results in accelerated production rates. In addition, KBR’s two divisions both showed very solid operating income performance,” said Dave Lesar, chairman, president, and chief executive officer of Halliburton. “For the full year 2005, we set a record for revenue and achieved net income of $2.4 billion with each of our six divisions posting record results. This accomplishment came from the hard work and determination of our 100,000 employees. The year 2005 was the best in our 86-year history, and both ESG and KBR are well positioned for strong performance into 2006.”

2005 Fourth Quarter Segment Results

Energy Services Group

ESG posted revenue of $2.8 billion in the fourth quarter of 2005, a $678 million or 31% increase over the fourth quarter of 2004. ESG posted operating income of $678 million, up $311 million or 85% from the same period in the prior year. ESG’s operating margin was 23.8% during the fourth quarter of 2005.

Production Optimization operating income for the fourth quarter of 2005 was $307 million, an increase of $99 million or 48% over the fourth quarter of 2004. Production Enhancement services operating income increased 80%, driven by strong demand for well stimulation services in natural gas applications, increased utilization of crews and assets, and improved pricing, particularly in the United States. Completion tools operating income increased 42% due to higher sales in West Africa, China, and the United Kingdom. Partially offsetting this increase were sales declines in Venezuela. Operating income in the fourth quarter of 2004 included a $14 million gain on the sale of surface well testing operations.

Fluid Systems operating income for the fourth quarter of 2005 was $157 million, a $59 million or 60% increase over the fourth quarter of 2004. Cementing services operating income increased 61% due to higher drilling activity, improved pricing, and increased asset utilization in the United States, partially offset by lower activity in the Gulf of Mexico as a result of the hurricanes in the third quarter of 2005. In addition, operating income was positively impacted by increased activity in Russia, the United Kingdom, and Indonesia. Baroid Fluid Services operating income grew 57% on strong natural gas operations in the United States and higher activity in West Africa, the United Kingdom, and Latin America.

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Halliburton/Page 3

Drilling and Formation Evaluation operating income for the fourth quarter of 2005 was $148 million, an $87 million or 143% increase over the prior year fourth quarter. Operating income in the fourth quarter of 2005 included a $24 million gain related to a patent infringement case settlement. Sperry Drilling Services operating income doubled in the fourth quarter of 2005 compared to the fourth quarter of 2004, benefiting from increased directional drilling activity in the Middle East and Asia Pacific, as well as in the United States and the Gulf of Mexico. Logging Services operating income increased 83% due to increased activity in the United States, solid growth in Latin America, and higher direct equipment sales in Asia. Security DBS Drill Bits operating income more than doubled over the prior year fourth quarter, reflecting strong fixed cutter bit sales in North America and Europe.

Digital and Consulting Solutions operating income in the fourth quarter of 2005 was $66 million as compared to breakeven in the prior year period. The fourth quarter of 2005 operating income increase was primarily driven by a 15% increase in consulting service revenue and in software sales from Landmark. Fourth quarter of 2004 operating income included a $33 million charge for two integrated solutions projects in Mexico and an $11 million charge for an intellectual property settlement.

KBR

KBR revenue for the fourth quarter of 2005 was $3.0 billion, a 3% decrease compared to the fourth quarter of 2004, primarily due to decreased military support activities in Iraq. Operating income for the fourth quarter of 2005 was $121 million compared to breakeven in the prior year quarter.

Government and Infrastructure operating income for the fourth quarter of 2005 was $55 million compared to operating income of $9 million in the fourth quarter of 2004. Iraq-related operating income increased primarily due to the favorable settlement of the remaining fuel cost and other issues under the RIO contract and progress on issues under the LogCAP contract. Included in operating income in the fourth quarter of 2004 was a total $16 million charge related to the 2004 restructuring of KBR and a loss on a construction project in Asia.

Energy and Chemicals operating income was $66 million in the fourth quarter of 2005 compared to an operating loss of $9 million in the fourth quarter of 2004. Fourth quarter of 2005 results included higher income on recently awarded liquefied natural gas (LNG) and gas-to-liquids projects and were favorably affected by lower support function costs. Older LNG projects in Nigeria and Egypt were completed or nearing completion during 2005 and, as a result, contributed less operating income in the 2005 quarter as compared to the 2004 fourth quarter. The operating loss in the fourth quarter of 2004 included $14 million of restructuring charges.

Halliburton’s Iraq-related work contributed approximately $1.3 billion in revenue in the fourth quarter of 2005 and $42 million of operating income, or a 3.2% margin, before corporate expenses and taxes.

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Halliburton/Page 4

Technology and Significant Achievements

Halliburton made a number of advances in technology and new contract awards.

Energy Services Group new technologies and contract awards:

•
World Oil® magazine announced Sperry Drilling Services as the winner of “The Best Data Visualization Solution Award” for their StrataSteer® 3D Service. The StrataSteer 3D Geosteering service helps to place a well in smaller targets that often require complex well paths and more accurate wellbore positioning. The service integrates a digital 3D geological earth model, directional well plans, petrophysical model, and real-time LWD sensor data into a dynamic, interactive, and intuitive geosteering application.

•
Halliburton’s Baroid Surface Solutions™, part of the company’s Fluid Systems segment, has been awarded a drilling waste management contract by TOTAL E&P INDONESIE for the Mahakam Delta in East Kalimantan. This four-year contract is the largest of its kind in the Asia Pacific region. Scheduled to begin in the second quarter of 2006, the contract will include treatment of drill cuttings and recovery of oil for re-use in drilling fluids. Halliburton will be providing rig site waste management supervisors and collection equipment, along with a purpose-built Ground Control™ site. This Ground Control facility will use thermal desorption units to handle and treat the waste streams generated by drilling operations, returning the maximum possible recovered fluids to the operator.

•
ESG recently installed its 150th VersaFlex™ expandable liner hanger system. Since its recent introduction, the VersaFlex system has been deployed worldwide, to include deepwater Gulf of Mexico, the North Sea, South America, Middle East, and North America. The VersaFlex liner hanger has been designed with no movable components, allowing it to function with a drill string and retain integrity even when rotation and torque are necessary during deployment. Instead of relying on cement to provide the seal, the VersaFlex system develops a gas-tight seal at the liner lap because there are multiple sealing elastomers.

•	Landmark has been awarded a five-year contract to provide software maintenance and support at LUKOIL’s headquarters in Moscow and in the LUKOIL-Komi company unit in the northwest region of Russia.

•
Landmark has opened an Application Hosting Center in Kuala Lumpur to provide infrastructure, applications, and services to support the existing and virtual exploration and production (E&P) team environment for oil and gas companies in Malaysia. Services offered by the Application Hosting Center will help E&P companies allow their asset teams to have on-demand access to business-critical data via up-to-date and sophisticated technical applications.

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Halliburton/Page 5

KBR new technologies and contract awards:

•
KBR has been selected by Motiva Enterprises LLC, a joint venture between Shell Oil Company and Saudi Refining Inc, to provide conceptualization, planning, and early design services for a major refinery expansion being considered by Motiva in the United States. This 325,000 barrel per day capacity increase will be designed to process heavy sour crudes.

•
KBR’s proprietary SCORE™ (Selective Cracking Optimum REcovery) ethylene technology has been selected by PT Chandra Asri Petrochemical in West Java, Indonesia, for an ethylene furnace expansion. KBR will provide the technology license and begin work on the furnace design.

•
Through a competitive procurement process, KBR has been awarded a contract by the United States Department of State to design and build a New Embassy Compound (NEC) in Skopje, Macedonia. When built, the NEC will consist of a new office building, support annex, utility building, and compound access control facilities.

•
KBR has been awarded a contract announced by the Department of Homeland Security’s United States Immigration and Customs Enforcement (ICE) component. The Indefinite Delivery/Indefinite Quantity contingency contract is to support ICE facilities and has a maximum total value of $385 million over a five-year term. The contract provides for establishing temporary detention and processing capabilities in the event of an emergency influx of immigrants into the United States, or to support the rapid development of new programs.

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Halliburton/Page 6

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and KBR. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations of the company by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies; contract disputes with the company’s customers; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives and chemicals; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by, and claims negotiations with, customers; changes in the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, and performance of fixed-fee projects; the development and installation of financial systems; increased competition for employees; and integration of acquired businesses, operations of joint venture, and completion of planned dispositions. Halliburton's Form 10-K for the year ended December 31, 2004, Form 10-Q for the period ended September 30, 2005, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	December 31		September 30
	2005	2004	2005
Revenue:
Production Optimization	$1,231	$912	$1,107
Fluid Systems	777	617	731
Drilling and Formation Evaluation	615	465	588
Digital and Consulting Solutions	225	176	171
Total Energy Services Group	2,848	2,170	2,597
Government and Infrastructure	2,134	2,295	1,884
Energy and Chemicals	816	736	614
Total KBR	2,950	3,031	2,498
Total revenue	$5,798	$5,201	$5,095
Operating income (loss):
Production Optimization	$307	$208	$263
Fluid Systems	157	98	139
Drilling and Formation Evaluation	148	61	129
Digital and Consulting Solutions	66	-	35
Total Energy Services Group	678	367	566
Government and Infrastructure	55	9	149
Energy and Chemicals	66	(9)	1
Total KBR	121	-	150
General corporate	(20)	(21)	(26)
Total operating income	779	346	690
Interest expense	(53)	(69)	(51)
Interest income	26	14	17
Foreign currency, net	(4)	6	(2)
Other, net	(7)	-	(2)
Income from continuing operations before income taxes
and minority interest	741	297	652
Benefit (provision) for income taxes	376	(110)	(132)
Minority interest in net income of subsidiaries	(17)	(6)	(21)
Income from continuing operations	1,100	181	499
Income (loss) from discontinued operations, net	2	(384)	-
Net income (loss)	$1,102	$(203)	$499
Basic income (loss) per share:
Income from continuing operations	$2.16	$0.41	$0.99
Income (loss) from discontinued operations, net	-	(0.88)	-
Net income (loss)	$2.16	$(0.47)	$0.99
Diluted income (loss) per share:
Income from continuing operations	$2.08	$0.40	$0.95
Income (loss) from discontinued operations, net	-	(0.86)	-
Net income (loss)	$2.08	$(0.46)	$0.95
Basic weighted average common shares outstanding	509	439	506
Diluted weighted average common shares outstanding	529	444	525

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Years Ended
	December 31
	2005	2004
Revenue:
Production Optimization	$4,284	$3,303
Fluid Systems	2,838	2,324
Drilling and Formation Evaluation	2,258	1,782
Digital and Consulting Solutions	720	589
Total Energy Services Group	10,100	7,998
Government and Infrastructure	8,148	9,393
Energy and Chemicals	2,746	3,075
Total KBR	10,894	12,468
Total revenue	$20,994	$20,466
Operating income (loss):
Production Optimization	$1,106	$633
Fluid Systems	544	348
Drilling and Formation Evaluation	483	225
Digital and Consulting Solutions	146	60
Total Energy Services Group	2,279	1,266
Government and Infrastructure	330	84
Energy and Chemicals	168	(426)
Total KBR	498	(342)
General corporate	(115)	(87)
Total operating income	2,662	837
Interest expense	(207)	(229)
Interest income	64	44
Foreign currency, net	(13)	(3)
Other, net	(14)	2
Income from continuing operations before income taxes
and minority interest	2,492	651
Provision for income taxes	(79)	(241)
Minority interest in net income of subsidiaries	(56)	(25)
Income from continuing operations	2,357	385
Income (loss) from discontinued operations, net	1	(1,364)
Net income (loss)	$2,358	$(979)
Basic income (loss) per share:
Income from continuing operations	$4.67	$0.88
Income (loss) from discontinued operations, net	-	(3.13)
Net income (loss)	$4.67	$(2.25)
Diluted income (loss) per share:
Income from continuing operations	$4.54	$0.87
Income (loss) from discontinued operations, net	-	(3.09)
Net income (loss)	$4.54	$(2.22)
Basic weighted average common shares outstanding	505	437
Diluted weighted average common shares outstanding	519	441

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31	September 30	December 31
	2005	2005	2004
Assets
Current assets:
Cash and marketable securities	$2,391	$2,124	$2,808
Receivables, net	4,608	4,173	4,685
Inventories, net	953	962	791
Insurance for asbestos- and silica-related liabilities	193	193	1,066
Other current assets	1,182	1,039	680
Total current assets	9,327	8,491	10,030

Property, plant, and equipment, net	2,648	2,602	2,553
Insurance for asbestos- and silica-related liabilities	203	201	350
Other assets	2,832	2,401	2,931
Total assets	$15,010	$13,695	$15,864

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,967	$1,714	$2,339
Current maturities of long-term debt	361	651	347
Asbestos- and silica-related liabilities	-	-	2,408
Other current liabilities	2,109	1,867	2,038
Total current liabilities	4,437	4,232	7,132

Long-term debt	2,813	2,821	3,593
Asbestos- and silica-related liabilities	-	-	37
Other liabilities	1,243	1,162	1,062
Total liabilities	8,493	8,215	11,824
Minority interest in consolidated subsidiaries	145	133	108
Shareholders’ equity	6,372	5,347	3,932
Total liabilities and shareholders’ equity	$15,010	$13,695	$15,864

Note - Certain prior period amounts have been reclassified to be consistent with the current presentation.

HALLIBURTON COMPANY
Selected Cash Flow Information
(Millions of dollars)
(Unaudited)

	Three Months Ended		Years Ended
	December 31		December 31
	2005	2004	2005	2004

Capital expenditures:
Energy Services Group	$151	$142	$575	$498
KBR	26	11	76	77
Total capital expenditures	$177	$153	$651	$575

Depreciation, depletion, and amortization:
Energy Services Group	$115	$121	$448	$456
KBR	12	14	56	53
Total depreciation, depletion, and amortization	$127	$135	$504	$509

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region - Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31		September 30
	2005	2004	2005
Revenue:
North America	$1,353	$980	$1,270
Latin America	373	301	324
Europe/Africa/CIS	631	517	589
Middle East/Asia	491	372	414
Total revenue	$2,848	$2,170	$2,597

Operating income:
North America	$387	$224	$347
Latin America	67	12	40
Europe/Africa/CIS	119	64	101
Middle East/Asia	105	67	78
Total operating income	$678	$367	$566

	Years Ended
	December 31
	2005	2004
Revenue:
North America	$4,819	$3,609
Latin America	1,344	1,082
Europe/Africa/CIS	2,248	1,924
Middle East/Asia	1,689	1,383
Total revenue	$10,100	$7,998

Operating income:
North America	$1,376	$722
Latin America	192	130
Europe/Africa/CIS	387	214
Middle East/Asia	324	200
Total operating income	$2,279	$1,266

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HALLIBURTON COMPANY
Backlog Information
(Millions of dollars)
(Unaudited)

	December 31		September 30		December 31
	2005		2005		2004
Firm orders:
Government and Infrastructure	$3,403		$3,548		$3,968
Energy and Chemicals	6,623 (a	)	6,809		3,643
Energy Services Group segments	180		172		64
Total	$10,206		$10,529		$7,675

Government orders firm but not yet funded, letters
of intent, and contracts awarded but not signed:
Government and Infrastructure	$1,775 (b	)	$3,942 (b	)	$816
Total backlog	$11,981		$14,471		$8,491

(a)
Backlog related to gas monetization projects, which include liquefied natural gas and gas-to-liquids projects, amounted to $3.7 billion of the $6.6 billion of Energy and Chemicals backlog as of December 31, 2005.

(b)	Increase/decrease primarily related to Task Order No. 89 under the LogCAP contract.

HALLIBURTON COMPANY
Award Fee and Other Information on LogCAP & RIO Iraq-Related Contracts
(Millions of dollars)
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2005	December 31, 2005
Award fee adjustment (a)	$2	$53
Change in estimated accrual
rate of award fees (b)	$-	$14
Settlement of disputed cost issues,
primarily related to fuel	$12	$36

(a)
The amounts initially accrued for award fees are adjusted to actual amounts earned once the award fees have been granted and the task orders underlying the work are definitized. The actual amounts granted were $27 million in the first quarter of 2005, $72 million in the second quarter of 2005, $68 million in the third quarter of 2005, and $19 million in the fourth quarter of 2005. Through March 31, 2005, award fees not yet granted were accrued at 50% of the maximum award fee.

(b)	Effective April 1, 2005, LogCAP award fees not yet granted are accrued at 72% of the maximum award fee.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Operating Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2005		December 31, 2004		September 30, 2005
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Production Optimization:
Surface well testing
gain on sale	$-	$-	$14	$0.02	$-	$-
Drilling and Formation
Evaluation:
Patent settlement	24	0.03	-	-	-	-
Digital and Consulting
Solutions:
Integrated solutions
projects in Mexico	-	-	(33)	(0.05)	-	-
Intellectual property
settlement	-	-	(11)	(0.01)	-	-
Government and
Infrastructure:
Sale of interest in
toll road	-	-	-	-	85	0.13
Restructuring charge	-	-	(8)	(0.01)	-	-
Energy and Chemicals:
Restructuring charge	-	-	(14)	(0.02)	-	-

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	Operating	After Tax	Operating	After Tax
	Income	per Share (b)	Income	per Share
Production Optimization:
Subsea 7, Inc. gain on sale (a)	$110	$0.16	$-	$-
Surface well testing gain on sale	-	-	54	0.08
Drilling and Formation Evaluation:
Patent settlement	24	0.03	-	-
Digital and Consulting Solutions:
Integrated solutions projects
in Mexico	-	-	(33)	(0.05)
Intellectual property settlement	-	-	(11)	(0.01)
Anglo-Dutch lawsuit	-	-	13	0.02
Government and Infrastructure:
Sale of interest in toll road	85	0.12	-	-
Restructuring charge	-	-	(12)	(0.02)
Energy and Chemicals:
Barracuda-Caratinga project loss	-	-	(407)	(0.60)
Restructuring charge	-	-	(28)	(0.04)

(a)	The year ended December 31, 2004 included a $2 million equity income contribution from Subsea 7, Inc.

(b)	Amounts differ from quarter impact due to differences in the effective tax rate between the individual quarter and the year ended December 31, 2005.

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FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Operating Income
By Geographic Region - Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2005		December 31, 2004
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
North America:
Patent settlement	$12	$0.02	$-	$-
Surface well testing
gain on sale	-	-	3	-
Latin America:
Patent settlement	2	-	-	-
Integrated solutions
projects in Mexico	-	-	(33)	(0.05)
Europe/Africa/CIS:
Patent settlement	6	0.01	-	-
Surface well testing
gain on sale	-	-	4	0.01
Intellectual property
settlement	-	-	(11)	(0.01)
Middle East/Asia:
Patent settlement	4	-	-	-
Surface well testing
gain on sale	-	-	7	0.01

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
North America:
Patent settlement	$12	$0.02	$-	$-
Subsea 7, Inc. gain on sale	107	0.16	-	-
Surface well testing gain on sale	-	-	22	0.03
Anglo-Dutch lawsuit	-	-	13	0.02
Latin America:
Patent settlement	2	-	-	-
Integrated solutions projects
in Mexico	-	-	(33)	(0.05)
Surface well testing gain on sale	-	-	7	0.01
Europe/Africa/CIS:
Patent settlement	6	0.01	-	-
Subsea 7, Inc. gain on sale	3	-	-	-
Intellectual property settlement	-	-	(11)	(0.01)
Surface well testing gain on sale	-	-	18	0.03
Middle East/Asia:
Patent settlement	4	-	-	-
Surface well testing gain on sale	-	-	7	0.01

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         FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars except per share data)
(Unaudited)

	Income from
	continuing
	operations
	before	Benefit	Minority
	income	(provision)	interest in
	taxes and	for	net income	Income from
	minority	income	of	continuing	Effective	Earnings per
	interest	taxes	subsidiaries	operations	tax rate	diluted share
Three Months Ended
December 31, 2005

As reported results	$741	$376	$(17)	$1,100	(51)%	$2.08
Valuation allowance
adjustment (a)	-	(540)	-	(540)		(1.02)
Adjusted results	$741	$(164)	$(17)	$560	22%	$1.06

(a)
The Company is reporting strong income from continuing operations, and management believes it is important to point out to investors that a portion of the income from continuing operations is attributable to the reversal of a substantial portion of the deferred tax valuation allowance originally established as part of the asbestos and silica settlement based on the strong outlook for 2006 and beyond. Investors have indicated to management their desire to understand the current drivers and future trends of results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: January 31, 2006	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary